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Exhibit 23.3

[RP FINANCIAL, LC. LOGO AND LETTERHEAD]

                                                                                                                August 1, 2008

Board of Directors
Elk County Savings and Loan Association
210 Main Street
Ridgway, Pennsylvania 15853

Members of the Board of Directors:

        We hereby consent to the use of our firm's name in the Form AC Application for Conversion, and any amendments thereto to be filed with Office of Thrift Supervision, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings.

Sincerely,
RP® FINANCIAL, LC.
RP Financial, LC.

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  Exhibit 23.3